Exhibit 99.1
SouthCrest Financial Group, Inc. Announces Fourth Quarter Earnings

FAYETTEVILLE, GA, (February 9, 2006) - SouthCrest Financial Group, Inc. (SCSG) reported net income of $1,154,000 for the quarter ended December 31, 2005 compared to $1,172,000 for the same quarter a year ago. For the year ended December 31, 2005, net income was $4,844,000 compared to $3,857,000 for the same period in 2004. Most of the increase in net income for year compared to the prior year was the result of the Company’s merger with First Polk Bankshares, Inc. on September 30, 2004. Assets and liabilities, and results of operations for First Polk are only included in the balance sheets and income statements of the Company from the date of merger going forward. On a per share basis, results were $0.32 per share for the current quarter compared to $0.32 for the same period a year ago, and $1.36 per share for the year ended December 31, 2005 compared to $1.52 for the year ended December 31, 2004. Reductions in earnings per share are mostly due to dilution resulting from increased number of shares resulting from the merger with First Polk. Current quarter results include recognized loss on disposal of equipment of $184,000, or $114,000 net of tax. This represents $0.03 per share.

Return on average assets was 1.03% for the current quarter compared to 1.13% for the same period in 2004, and 1.13% for the current year compared to 1.32% for 2004. Return on average equity was 8.63% for the quarter compared to 9.11% in 2004, and 9.29% and 11.67% for the annual periods in 2005 and 2004, respectively. The Company’s net interest margins have remained consistent with the previous year, increasing to 4.42% for the fourth quarter of 2005 from 4.39% in the same period in 2004, and to 4.43% for the year ended December 31, 2005 from 4.25% for the same period in 2004.

Total assets at December 31, 2005 were $451.2 million compared to $407.5 million at December 31, 2004, an increase of $43.7 million, or 10.7%. The increase in total assets is primarily attributable to growth resulting from increased lending activity. Gross loans (excluding reserves for loan losses) totaled $276.8 million at December 31, 2005 compared to $229.9 million at December 31, 2004, an increase of $46.9 million or 20.4%. Much of the growth in loans relates to the SouthCrest banking office in Fayetteville, Georgia, which opened in November 2004. Deposits increased $25.6 million or 7.3% to $377.9 million at December 31, 2005. Borrowed funds increased $14.9 million to $15.3 million.

At December 31, 2005, the allowance for loan losses was 1.26% of loans compared to 1.37% at December 31, 2004. Net chargeoffs were 0.17% and 0.19% of average loans for the years ended December 31, 2005 and 2004, respectively. Despite an increase in nonperforming assets at December 31, 2005, the Company’s asset quality indicators compare favorably with historical benchmarks for the industry. At December 31, 2005, nonperforming assets were $1,112,000, or 0.25% of total assets, compared to $562,000 or 0.14% of total assets at December 31, 2004.

In a press release dated January 4, 2006, the Company announced that it declared a dividend of $0.125 per share compared to $0.12 per share for the same period a year ago. The dividend was paid on January 31, 2006 to shareholders of record as of January 17, 2006.

About SouthCrest Financial Group, Inc.

SouthCrest Financial Group, Inc. is the parent company of two bank subsidiaries operating a total of nine branch offices. Bank of Upson, based in Thomaston, Georgia, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and one branch in Fayette County operating as SouthCrest Bank. First National Bank of Polk County, based in Cedartown, Georgia, operates three branches in Polk County. SouthCrest is traded on the OTC-Bulletin Board under the symbol “SCSG.”

Forward-Looking Statements

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting SouthCrest’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond SouthCrest’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting SouthCrest, (v) greater competitive pressures among financial institutions in SouthCrest’s markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in SouthCrest’s filings with the Securities and Exchange Commission.

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Contact Information:

SouthCrest Financial Group, Inc.
Doug Hertha, CFO
770-461-2781

SouthCrest Financial Group, Inc.
Consolidated Financial Highlights
(Unaudited)

	Quarter Ended December 31			Year Ended December 31
	2005	2004	% Change	2005	2004	% Change
All dollars in thousands except per share data
EARNINGS

Net interest income	$4,597	$4,162	10.5%	$17,469	$11,460	52.4%

Provision for loan losses	232	85	172.9%	751	375	100.3%

Noninterest income	1,082	1,128	-4.1%	4,411	3,357	31.4%

Noninterest expense	3,798	3,544	7.2%	14,129	8,925	58.3%

Income taxes	495	489	1.2%	2,156	1,660	29.9%

Net income	1,154	1,172	-1.5%	4,844	3,857	25.6%

PER SHARE INFORMATION

Earnings per share	$0.32	$0.32	$0.0%	$1.36	$1.52	-10.5%

Dividends per share	0.120	0.115	4.3%	0.480	0.460	4.3%

Book value per share	14.93	14.21	5.1%

OPERATING RATIOS (1)
Net interest margin	4.42%	4.39%		4.43%	4.25%
Return on average assets	1.03%	1.13%		1.13%	1.32%
Return on average equity	8.63%	9.11%		9.29%	11.67%
Efficiency ratio	64.78%	66.99%		63.23%	60.23%
Net chargeoffs / average loans	0.18%	0.22%		0.17%	0.19%

AVERAGE BALANCES

Loans	$274,884	$231,895	18.5%	$249,394	$156,003	59.9%

Total earning assets	413,044	377,155	9.5%	394,076	269,651	46.1%

Total assets	445,890	412,352	8.1%	428,360	292,446	46.5%

Deposits	373,788	353,691	5.7%	366,877	256,035	43.3%

Borrowed funds	13,523	404	n/m	4,695	580	n/m

Shareholders' equity	53,059	51,207	3.6%	52,125	33,062	57.7%

	As of December 31,
END OF PERIOD BALANCES	2005	2004

Loans	$276,780	$229,907	20.4%

Reserve for loan losses	3,477	3,161	10.0%

Total earning assets	410,897	374,684	9.7%
Intangible assets	6,913	7,876	-12.2%

Total assets	451,206	407,512	10.7%

Deposits	377,900	352,252	7.3%

Borrowed funds	15,275	385	n/m

Shareholders' equity	53,456	50,740	5.4%

ASSET QUALITY (END OF PERIOD)

Loans 90 days past due and still accruing	$549	$186

Nonaccrual Loans	232	190

Other Real Estate Owned	331	186

Total nonperforming assets	1,112	562
Nonperforming assets / total assets	0.25%	0.14%
Allowance for loan losses / total loans	1.26%	1.37%

(1) All ratios are annualized.
n/m - percentage change is not meaningful.